Exhibit 99.1 Contacts: Kevin Murphy 585-218-4210

PRO-FAC ANNOUNCES SECOND FISCAL QUARTER 2009 RESULTS

Fairport, N.Y., February 6, 2009…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended December 27, 2008 today with the Securities and Exchange Commission. The Form 10-Q among other things includes Pro-Fac’s financial results for the second quarter of fiscal year 2009.

For the fiscal quarter ended December 27, 2008, Pro-Fac had a net loss of $71,000. The loss for the quarter ended December 27, 2008, resulted primarily from normal operating expenses of approximately $0.5 million, net of investment income earned of $0.1 million and margin of $0.3 million.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.